Exhibit 10.2

January 15, 2015

Neil J. Salvage, Jr.
1040 Spyglass Ln.
Waxhaw, NC 28173

Dear Neil,

If your employment is terminated for a reason other than cause*, the Company will pay you severance of six (6) months’ base pay (upon execution of a release agreement in a form reasonably acceptable to the Company). This severance will be paid on regularly scheduled pay dates. Should you obtain other employment of are otherwise compensated for services during the period you are receiving severance pay, the Company’s obligation to make future severance payment to you will be offset against compensation you earn from a third party. You agree to inform the Company promptly of your employment status and any compensation earned during the severance period.

*Cause will include fraud, dishonesty, theft, embezzlement, misconduct by you that is  injurious to the Company or any of its affiliates, conviction of, or entry of a plea of guilty or nolo contendere to, a crime that constitutes a felony or other crime involving moral turpitude, competition with the Company or any of its affiliates, unauthorized use of any trade secrets of the Company or any of its affiliates or Confidential Information (as defined below), a violation of any policy, code or standard of ethics generally applicable to employees of the Company, your material breach of fiduciary duties owed to the Company, your excessive and unexcused absenteeism unrelated to a disability, or, following written notice and a reasonable opportunity to cure, gross neglect by you of the duties assigned to you.  In such event (i) no further Base Salary will be paid to you after the date of termination and no annual bonus will be paid to you after the date of termination, (ii) you will forfeit any earned but unpaid annual bonus relating to a previously completed Performance Year, and (iii) you will not be eligible to receive any annual bonus relating to the Performance Year in which your employment terminates.

The remainder of your employment terms as set forth in your offer letter dated August 2, 2013 and the terms contained in the Company’s policies and practices shall remain in force.

You must execute (and not revoke) such waiver and release document within forty-five (45) days following the effective date of termination of your employment by the Company other than for Cause or unacceptable performance or else your eligibility to receive the benefits described in this letter shall immediately become null and void. If such waiver and release document becomes effective on a timely basis by its own terms, then the first severance pay installment (in an amount equal to two months of your annual base salary) will be paid to you on the 60th day after termination of your employment and, for the ten months thereafter, you will receive pro-rata installments of the severance pay in accordance with the Company’s regularly scheduled pay dates for its employees. It is intended that any amounts payable hereunder shall comply with or be exempt from Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) (including under Treasury Regulation §§ 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each of the payments that may be made under this letter shall be deemed to be a separate payment. You and the Company agree to negotiate in good faith to make amendments to this letter, as the parties mutually agree are necessary or desirable to avoid the imposition of taxes, penalties or interest under Section 409A. Neither you nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except (i) where payment may be made within a certain period of time, the timing of payment within such period will be in the sole discretion of the Company, and (ii) to the extent specifically permitted or required by Section 409A. To the extent any nonqualified deferred compensation payment to you could be paid in one or more of your taxable years depending upon you completing certain employment-related actions, then any such payments will commence or occur in the later taxable year to the extent required by Section 409A. With respect to the time of payments of any amounts under the letter that are “deferred compensation” subject to Section 409A, references in this letter to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A. Notwithstanding anything in this letter to the contrary, if you are considered a “specified employee” under Section 409A upon your separation from service and if payment of any amounts on account of your separation from service under this letter is required to be delayed for a period of six months after separation from service in order to avoid taxation under Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment, without interest, within five business days after the end of the six-month delay period. If you die during the six-

month delay period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of your estate within 60 days after the date of your death. While it is intended that all payments and benefits provided to you under this letter or otherwise will be exempt from or comply with Section 409A, the Company makes no representation or covenant to ensure that such payments and benefits are exempt from or compliant with Section 409A. The Company will have no liability to you or any other party if a payment or benefit under this letter or otherwise is challenged by any taxing authority or is ultimately determined not to be so exempt or compliant. You further understand and agree that you will be entirely responsible for any and all taxes imposed on you as a result of this letter.

Sincerely,

/s/ Claudette Parham

Claudette Parham
Senior Vice President, Human Resources & Administration